Exhibit 99.1

ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO
713-369-0550
ALLIS-CHALMERS ENERGY REPORTS
FIRST QUARTER 2009 RESULTS
HOUSTON, TEXAS, May 6, 2009 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced results for the first quarter ended March 31, 2009. Allis-Chalmers reported a net loss for the first quarter of 2009 of $2.6 million, or $0.07 per share, compared to net income of $8.1 million, or $0.23 per diluted share in the first quarter of 2008. Revenues for the first quarter of 2009 decreased 5.3% to $145.1 million compared to $153.2 million for the first quarter of 2008.
The decrease in revenues in the Oilfield Services and Rental Services segments is primarily due to the decline in U.S. drilling activity. Revenues increased in the Drilling and Completion segment as a result of the acquisition of BCH in December 2008, which operates seven rigs in Brazil, and the deployment of new rigs in Argentina in 2008. The decrease in net income in the first quarter of 2009 is due to the decrease in domestic revenues without the full benefit in the first quarter of cost cutting measures taken in our domestic operations. Depreciation and amortization in the first quarter of 2009 increased by $4.9 million, or 31.6%, due primarily to the acquisition of BCH, new rigs deployed in Argentina, and the purchase of coiled tubing units, automated casing running tools, and drill pipe. The net loss for the first quarter of 2009 also includes a $584,000 non-cash loss on an asset sale and approximately $200,000 in estimated severance costs.
Adjusted EBITDA was $29.7 million for the first quarter of 2009, compared to $42.0 million for the first quarter of 2008. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are not necessarily comparable from one company to another and additional information and discussion regarding EBITDA and Adjusted EBITDA are provided later in this release.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “Our domestic operations in the first quarter of 2009 experienced the effects of the substantial decrease in the U.S. rig count. The reduced drilling activity affected both equipment utilization and pricing in our domestic Oilfield Services and Rental Services segments. Although we instituted cost cutting measures in the first quarter of 2009, we did not realize the full benefit of these actions in the period. We intend to increase our market share and regional footprint in the domestic markets. In addition, we plan to continue to actively pursue operations in the land shale plays focusing in the Haynesville, Marcellus and Fayetteville locations. At the same time, it is our intention to continuously review not only our direct costs, but also our SG&A costs.”

Mr. Hidayatallah also noted, “We partially mitigated the decline in domestic revenues and income from operations by increasing revenues in our international Drilling and Completion segment and maintaining income from operations in that segment from prior year. We believe that the decrease in utilization rates and pricing in Argentina will be mitigated by opportunities in the Brazilian and Bolivian markets.”
Mr. Hidayatallah concluded, “Although we were, and continue to be, in compliance with all of our financial covenants, we amended the required key financial ratios in our revolving credit agreement. The permitted net debt to adjusted EBITDA ratio was increased from 4.00 to 4.75 to 1 and the adjusted EBITDA to interest coverage ratio was reduced from 2.75 to 2.0 to 1. We reduced our net debt during the quarter and, as of April 30, 2009, reduced our borrowings under our revolving line of credit by $5.5 million to $37.0 million, from $42.5 million on March 31, 2009. Our intention is to further reduce borrowings under our revolver.”
Segment Results for First Quarter 2009:
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Oilfield Services. Revenues were $44.5 million for the quarter ended March 31, 2009 for the Oilfield Services segment, a decrease of 34.5% compared to $67.9 million in revenues for the quarter ended March 31, 2008. Income from operations decreased $14.5 million and resulted in a loss from operations of $1.2 million in the first quarter of 2009 compared to income from operations of $13.3 million in the first quarter of 2008. Our Oilfield Services segment revenues and operating income for the first quarter of 2009 decreased compared to the first quarter of 2008 due primarily to market conditions that resulted in lower utilization of our services and a reduction in the pricing for our services. Additionally, depreciation and amortization expense for the Oilfield Services segment increased by $1.7 million, or 29.9%, in the first quarter of 2009 compared to the first quarter of the previous year, due to capital expenditures completed during 2008, including the purchase of six coiled tubing units, delivered in the last half of 2008, and automated casing running tools. We have not realized the benefits of these investments due to market conditions and decreased utilization of our equipment.

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Drilling and Completion. Revenues for the quarter ended March 31, 2009 for the Drilling and Completion segment were $79.1 million, an increase from $63.1 million in revenues for the quarter ended March 31, 2008. Income from operations decreased to $8.5 million in the first quarter of 2009 compared to $8.9 million in the first quarter of 2008, due to an increase of $2.1 million, or 65.4%, in depreciation and amortization in the first quarter of 2009 compared to the first quarter of 2008. The increase in depreciation and amortization expense was the result of the addition of new rigs in Argentina and the acquisition of BCH in Brazil. Our Drilling and Completion segment revenues increased in the first quarter of 2009 primarily due to the acquisition of BCH at the end of 2008, which generated $10.8 million of revenues during the three months ended March 31, 2009. We also benefited from 16 new service rigs and one drilling rig which were placed in service in Argentina at various dates in 2008 and one drilling rig placed in service in March 2009. The utilization and rates for our service and drilling rigs in Argentina have declined in the first quarter of 2009 compared to the prior year.

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Rental Services. Revenues for the quarter ended March 31, 2009 for the Rental Services segment were $21.5 million, a decrease from $22.2 million in revenues for the quarter ended March 31, 2008. Income from operations decreased to $3.9 million in the first quarter of 2009 compared to $6.2 million in the first quarter of 2008 primarily due to the increase in depreciation and amortization expense. Depreciation and amortization expense for our Rental Services segment increased $1.2 million, or 18.5%, in the first quarter of 2009 compared to the first quarter of 2008 due to capital expenditures made during 2008 and a $584,000 non-cash reduction in the carrying value of an airplane which was sold in April 2009.

Conference Call:
Allis-Chalmers has scheduled a conference call to be held on Wednesday, May 6, 2009 at 10:00 am Eastern time, 9:00 am Central time. The call will be web cast live on the Internet through the Investor Relations page on the Allis-Chalmers’ website. To participate by telephone, call (888) 771-4350 domestically or (847) 585-4343 internationally ten to fifteen minutes prior to the starting time. The participant pass code is 24461500. Participants may pre-register for the call at the following link and will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator upon connection.
http://web.meetme.net/r.aspx?p=1&a=70542446150088
A telephonic replay will be available through May 13, 2009. The telephone number for the replay of the call is (888) 843-8996 domestically or (630) 652-3044 internationally, and the pass code is 6022024. The call will be available for replay through Allis-Chalmers’ website.
About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company. We provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Oklahoma, Arkansas, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil and Mexico. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.

Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.
Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in our other SEC filings and publicly available documents. We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business. We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense. However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other Income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

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are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

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are used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation, and to assess compliance in financial ratios.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies. Reconciliations of these financial measures to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Three Months Ended
	03/31/09	03/31/08
Net income	(2.6)	8.1
Depreciation and amortization	20.6	15.6
Interest expense, net	13.5	10.9
Income taxes (benefit)	(2.9)	4.8

EBITDA	$28.6	$39.4
Stock compensation expense (non-cash)	1.1	2.6

Adjusted EBITDA	$29.7	$42.0

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)

Revenues	$145,103	$153,182

Operating costs and expenses
Direct costs	103,134	98,511
Depreciation	19,371	14,502
Selling, general and administrative expenses	13,640	15,471
Amortization	1,187	1,116

Total operating cost and expenses	137,332	129,600

Income (loss) from operations	7,771	23,582

Other income (expense)
Interest expense	(13,507)	(12,041)
Interest income	5	1,152
Other	217	107
Total other income (expense)	(13,285)	(10,782)

Net income (loss) before income taxes	(5,514)	12,800

Income benefit (expense)	2,909	(4,750)

Net income (loss)	$(2,605)	$8,050

Net income (loss) per common share:
Basic	$(0.07)	$0.23

Diluted	$(0.07)	$0.23

Weighted average shares outstanding:
Basic	35,206	34,837

Diluted	35,206	35,173

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS

Cash and cash equivalents	$10,860	$6,866
Trade receivables, net	132,548	157,871
Inventories	37,324	39,087
Deferred income tax asset	5,182	6,176
Prepaid expenses and other	13,622	15,238

Total current assets	199,536	225,238

Property and equipment, net	754,109	760,990
Goodwill	43,273	43,273
Other intangible assets, net	36,184	37,371
Debt issuance costs, net	12,200	12,664
Deferred income tax asset	9,496	3,993
Other assets	31,113	31,522

Total assets	$1,085,911	$1,115,051

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$13,568	$14,617
Trade accounts payable	46,041	62,078
Accrued salaries, benefits and payroll taxes	19,869	20,192
Accrued interest	7,475	18,623
Accrued expenses	25,402	26,642

Total current liabilities	112,355	142,152

Deferred income tax liability	8,388	8,253
Long-term debt, net of current maturities	581,446	579,044
Other long-term liabilities	1,838	2,193

Total liabilities	704,027	731,642

Commitments and Contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	357	357
Capital in excess of par value	335,713	334,633
Retained earnings	45,814	48,419

Total stockholders’ equity	381,884	383,409

Total liabilities and stockholders’ equity	$1,085,911	$1,115,051

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(in thousands)

	For the Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Revenue
Oilfield Services	$44,450	$67,903
Drilling and Completion	79,146	63,061
Rental Services	21,507	22,218

	$145,103	$153,182

Operating income (loss)
Oilfield Services	$(1,213)	$13,297
Drilling and Completion	8,509	8,868
Rental Services	3,948	6,222
General corporate	(3,473)	(4,805)

	$7,771	$23,582

Depreciation and amortization
Oilfield Services	$7,315	$5,630
Drilling and Completion	5,257	3,178
Rental Services	7,904	6,669
General corporate	82	141

	$20,558	$15,618

Capital expenditures
Oilfield Services	$4,032	$14,427
Drilling and Completion	4,639	18,529
Rental Services	5,256	6,691
General corporate	31	30

	$13,958	$39,677